UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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BARNWELL INDUSTRIES, Inc.

(Exact name of registrant as specified in charter)

Ned L. Sherwood
MRMP-Managers LLC
Ned L. Sherwood Revocable Trust
Brian Henry
Heather Isidoro
Benjamin Pierson
Douglas Woodrum

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FOR IMMEDIATE RELEASE

Barnwell’s Largest Shareholder Demands Investigation Into $3 Million Texas Loss and Urges Action to Recover Millions for Investors

Vero Beach, Florida, August 21, 2025 – The Sherwood Group, a long-term and significant shareholder with approximately 29.90% of the issued and outstanding shares of Barnwell Industries, Inc. (“Barnwell” or “BRN”), issued the following letter today to shareholders of Barnwell:

Dear Fellow Shareholders of Barnwell Industries, Inc.:

As many of you know, I am a 30% shareholder of Barnwell. I was distressed to read Barnwell Industries, Inc.’s (“BRN” or “Barnwell”) latest quarterly report for the period ending June 30, 2025. BRN continues to hemorrhage cash as shown in the following chart:

Quarter Ending	Cash from Operations	Capital Expenditures	Free Cash Flow
12/31/24	$(759,000)	$(2,529,000)	$(3,288,000)
03/31/25	$(95,000)	$(112,000)	$(207,000)
06/30/25	$(309,000)	$(313,000)	$(622,000)
Nine Months Ending 06/30/25	$(1,163,000)	$(2,954,000)	$(4,117,000)

Quarter Ending	Cash Balances	Non-Cash Working Capital	Cash Balances Less Non-Cash Working Capital
12/31/24	$1,957,000	$(1,315,000)	$642,000
03/31/25	$1,432,000	$(1,489,000)	$(57,000)
06/30/25	$1,154,000	$(2,475,000)	$(1,321,000)

Based on the figures shown above, it is understandable why BRN’s auditors have issued a “going concern” warning for the Company’s financials. Obviously BRN’s results are disastrous, and the Company’s Board and management should be cutting all unnecessary expenses to the bone.

However, since my last letter to you on June 20, 2025, the sole remaining board members of Barnwell, Ken Grossman and Josh Horowitz (the “BRN Directors”) who collectively hold approximately 4.8% of the Company’s outstanding shares, have managed to:

●	Push the company further towards insolvency through their endless waste of resources fighting me, a 30% shareholder of the Company, by recklessly spending nearly all of Barnwell’s $2 million of cash balances over the past six months, which has destroyed shareholder value, only to block a fair and open election of Directors, in order, to entrench themselves. Their spending was done even knowing that Barnwell has been cash flow negative as show in the chart.

●	Lock in an approximately $3 million loss on the Texas investment that was made in December of 2022, an investment that never should have been made in the first place and was sold because cash was needed to replenish their reckless spending, which is likely to result in even higher amounts of negative cash flow from operations going forward (more on that later). In essence, BRN has resorted to “eating their seed corn” in order to survive over the near term.

●	Adjourn the annual meeting AGAIN simply so they don’t have to open a new window and allow shareholders the opportunity to submit qualified candidates for the Board.

●	Refuse to engage in any productive discussions with me on settlement matters and ignore any and all qualified candidates that I put forth. The most egregious aspect of this is that the latest BRN earnings release notes the Company is “investigating potential sources of funding, including debt financing, issuance of stock….”; every settlement proposal that I have put forth has indicated that I might have been willing to buy future shares of the Company directly and would have considered other financing options but the BRN Directors were not interested in solutions that did not include them, as they cared more about their precious board seats.

●	Fail at collecting the paltry amount of cash previously promised to the Company from the Water sale; instead, amending promissory notes and pushing out payment dates – thereby delaying needed cash and risking a default by the new owners.

Of, course none of this is surprising. Mr. Grossman and Mr. Horowitz have, in my opinion, repeatedly violated their fiduciary duties.

Most recently, I sent these BRN Directors a letter detailing my grave concerns with the Texas investment that was made in December of 2022 (and was just sold for an aggregate approximately $3 million loss). The Texas investment of approximately $5.3 million was advocated under the direction and advice of former CEO and former Director, Alex Kinzler (and other Directors who voted in favor of it, including Phil McPherson (the candidate chosen by Grossman and Horowitz to rejoin the Board)).

I requested that the Barnwell Board investigate the Texas investment because I believe there were serious issues with how that investment was approved, leading to a catastrophic investment by the Company, resulting in multi-millions of dollars of lost profits for shareholders and lost opportunity. The Company’s most recent earnings release confirms that the investment has led to a significant loss. After consulting with counsel in Delaware, we are confident that the Company has strong claims for damages against Kinzler, McPherson and possibly others as a result of the Texas investment, but Grossman and Horowitz refuse to move any such investigation forward, clearly to protect Kinzler and others at the detriment of the Company and its shareholders.

In their response, Grossman and Horowitz claimed that they would “only recommend the Board to consider the retention of independent legal counsel to investigate” the Texas investment after the 2025 annual meeting is held and director candidates Hopkins and McPherson are elected to the Board.

First of all, how is having McPherson on the Board helpful at all when he was one of the reasons the Company made this devastating investment? In fact, the BRN Directors should be evaluating his suitability as a candidate to re-join the Barnwell Board in light of that investment, among other qualification issues.

Second, the other director candidate Hopkins is the current CEO of the Company. To the extent they need his counsel or thoughts on an investigation that could bring millions into a Company that is having issues continuing as a going concern, they can ask him now, can’t they?

Finally, while they claim they need a full complement of directors in order to decide whether to investigate claims that could return millions of dollars back to shareholders, why did they have no problem agreeing to sell two significant assets of the Company as disclosed in the latest quarterly report without a full complement of directors?

I would encourage all shareholders to contact the BRN Directors and demand transparency on the Texas investment. Despite two formal books and records requests and an informal request on my part, the Company continues to refuse to provide me with any information.

It is my belief that the BRN Directors are purposely delaying an investigation into the Texas investment. This could result in the Company losing its ability to pursue such claims, further damaging the Company and its shareholders.

On top of their repeated breaches of fiduciary duty, Grossman and Horowitz refuse to engage in any real dialogue even though they incessantly blame me in every earnings release or report they put out for issues and trouble they CHOSE to cause.

●	I did not make them waste Company resources and hire Skadden, Arps to adopt a second poison pill, an act they claim is protecting the Company when the only thing it is doing is protecting their board seats and ensuring that I cannot buy stock. Of course, it doesn’t stop them from using the Company’s pension plan to buy approximately 520,000 shares of BRN stock!

●	I did not make them hire Skadden, Arps to strip away the right of a shareholder to call a special meeting, a right that I had to fight to get back through the consent solicitation process.

●	I did not make them hire 4 different law firms to seek to disqualify my advance notice for the annual meeting on technicality, they CHOSE to do that, and, in doing so, robbed all Barnwell shareholders of very highly qualified board candidates.

●	I am not preventing them from getting a quorum. Any shareholder is welcome to change their vote to Management’s white card if they believe that the BRN Directors are being good stewards of Barnwell. Clearly, based on the preliminary vote counts, shareholders are resoundingly keeping their vote on the green card.

It is clear that something is very wrong about the board governance at BRN. It is very clear that they would rather spend Company dollars until they run out of cash resources to keep me and any candidate that I put forth off the Board (despite almost majority support from the shareholders for such candidates). It is clear they care only about protecting their board seats and Kinzler rather than investigating an investment that could reap millions in damages for the Company and its shareholders.

BRN’s current financial situation shows that the Company is on very shaky ground. Furthermore, as Grossman and Horowitz sell off BRN’s operating assets to stave off insolvency (caused by their wasteful legal spending to entrench themselves), there is little left to save for the equity shareholders (like me).

Obviously a $10.0 - $15.0 million possible breach of fiduciary duty lawsuit recovery against Kinzler and many of the current and past directors would result in giving BRN’s shareholders a chance at a better future.

In my opinion, Grossman and Horowitz must immediately pursue any possible recoveries that stem from improper actions of Kinzler and certain other directors who were on the Board in 2022 at the time of the Texas investment (including Peter O’Malley, Frank Kelly and Phil McPherson) before the statute of limitations on this improper transaction expires.

As a 30% shareholder (and BRN’s largest single shareholder), all this imprudent value-destroying spending impacts me more than anyone else, and I am not happy about it. I implore the BRN Directors to investigate the Texas investment now before it is too late. I believe they have a fiduciary duty to act now.

Sincerely,

/s/ Ned L. Sherwood
Ned L. Sherwood

Voting Results

Preliminary voting results are not final and may not reflect the ultimate outcome. Shareholders who have already voted may revoke their proxy and submit a new one at any time up to and including the meeting date. The Sherwood Group strongly urges shareholders not to give undue weight to the preliminary voting results and, instead, to consider all material facts concerning the election before making their voting decisions with respect to the annual meeting.

If you previously voted on the Green card and wish your vote to count for purpose of the quorum and NOT for directors you previously selected, then you are free to vote the Barnwell White card.

For media inquiries or further information, please contact:

Alyssa Barry

Media Relations, Alliance Advisors

abarry@allianceadvisors.com

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